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                               Amendment No. 1 to
                      AAR CORP. Directors' Retirement Plan

         WHEREAS, AAR CORP. ("Company") adopted the AAR CORP. Directors' Retirement Plan ("Plan") effective April 14, 1992; and

         WHEREAS, the Company now desires to amend the Plan in certain respects;

         NOW, THEREFORE, the Company hereby amends the Plan as follows:

         1.       A new subsection 1.03.5 is added as follows:

                           "1.03.05   "Change in Control" means the earliest of:

                           (a) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), has acquired (other than directly from the Company) beneficial ownership (as that term is defined in Rule 13d-3 under the Exchange Act), of more than 20% of the outstanding capital stock of the Company entitled to vote for the election of directors;

                           (b) the effective time of (i) a merger or consolidation or other business combination of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such business combination hold less than 60% of the voting stock of the surviving or resulting corporation, or (ii) a transfer of substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock; or

                           (c) the election, over any period of time, to the Board of Directors of the Company without the recommendation or approval of the incumbent Board of Directors of the Company, of the lesser of (i) three directors, or (ii) directors constituting a majority of the number of directors of the Company then in office."

         2.       A new subsection 3.01(b) is added as follows:

                           "3.01(b) Notwithstanding the provisions of Section
                  3.01(a) above, the Company shall enter into a trust agreement ("Trust Agreement") with a bank or trust company (with a combined capital and surplus in excess of $100 million dollars), located in the Continental United States, as trustee, whereby the Company shall agree to contribute to a trust ("Trust") initially and annually thereafter, for the purpose of accumulating assets actuarially sufficient to satisfy accrued obligations to Participants under Article II hereof, in the event of a Change in Control of the Company. The Trust

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                  Agreement shall obligate the Company to make contributions sufficient to satisfy the obligations to Participants, under
                  Article II hereof; provided, however, that such initial contribution shall be made on the earlier to occur of (i) within 10 days after the date the Board, in its discretion, deems a Change in Control of the Company likely to occur and
                  (ii) the date a Change in Control actually occurs. The discretion of the Board shall be binding and conclusive with respect to the likelihood of a Change in Control of the Company to occur. Such Trust Agreement shall be substantially in the form of the model trust agreement set forth in Internal Revenue Service Revenue Procedure 92-64, or any subsequent Internal Revenue Service Revenue Procedure, and shall include provisions required in such model trust agreement that all assets of the Trust shall be subject to the creditors of the Company in the event of insolvency. The Trust provided for herein may be the same trust as the Company establishes for funding of benefits under the Company's AAR CORP. Supplemental Key Employee Retirement Plan ("SKERP").

                                            AAR CORP.

                                            By /s/ David P. Storch
                                              ----------------------------------


Dated: May 26, 2000


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